SUPPLEMENT DATED SEPTEMBER 29, 2004, TO PROSPECTUS
                       SUPPLEMENT DATED MARCH 30, 2004 (TO
                        PROSPECTUS DATED MARCH 30, 2004)

                                   $13,619,000
                                  (APPROXIMATE)

                 AMERICAN HOME MORTGAGE INVESTMENT TRUST 2004-1
                                     ISSUER

                     AMERICAN HOME MORTGAGE SERVICING, INC.
               (FORMERLY KNOWN AS COLUMBIA NATIONAL, INCORPORATED)
                                 MASTER SERVICER

                     AMERICAN HOME MORTGAGE SECURITIES, LLC
                                    DEPOSITOR

                 AMERICAN HOME MORTGAGE INVESTMENT TRUST 2004-1,
                      MORTGAGE-BACKED NOTES, SERIES 2004-1

         Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated March 30, 2004.

         Subject to the terms and conditions set forth in an underwriting agreement dated September 29, 2004, the Depositor has agreed to sell, and the Underwriter has agreed to purchase, the Class I-M-1 Notes (the "Notes"). Distribution of the Notes will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Notes, before deducting expenses payable by the Depositor, will be approximately 99.805% of the aggregate initial Note Principal Balance of the Notes, plus accrued interest on the Notes from September 25, 2004, but before deducting expenses. In connection with the purchase and sale of the Notes, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

         The Notes are offered subject to (i) receipt and acceptance by the Underwriter, (ii) prior sale, and (iii) the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. The Notes are expected to be delivered through the facilities of DTC, Clearstream, Luxembourg and the Euroclear System on or about September 29, 2004.

         The underwriting agreement provides that the Depositor and the Seller, jointly and severally, will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriter may be required to make in respect thereof.

         Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the Notes offered by this supplement and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Notes, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for 90 days after the date of this prospectus supplement.

                               UBS SECURITIES, LLC
                                   UNDERWRITER